Exhibit 3.1

CERTIFICATE OF TENTH AMENDMENT TO THE

THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

JAGUAR HEALTH, INC.

Jaguar Health, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that:

1.  The name of the Corporation is Jaguar Health, Inc. The date of filing of the Corporation’s original Certificate of Incorporation with the Secretary of State of the State of Delaware was June 6, 2013, under the name Jaguar Animal Health, Inc.

2.  This Certificate of Tenth Amendment to the Third Amended and Restated Certificate of Incorporation was duly authorized and adopted by the Corporation’s Board of Directors and stockholders in accordance with Section 242 of the General Corporation Law of the State of Delaware and amends the provisions of the Company’s Third Amended and Restated Certificate of Incorporation.

3.  The amendment to the existing Third Amended and Restated Certificate of Incorporation being effected hereby is as follows:

a.  Delete the first paragraph of Article IV in its entirety and substitute in its place the following:

“The total number of shares of stock that the Corporation shall have authority to issue is Five Hundred Fifty Four Million Four Hundred Seventy Five Thousand Seventy Four (554,475,074) shares, consisting of (i) Five Hundred Million (500,000,000) shares of common stock, $0.0001 par value per share (“Common Stock”), (ii) Fifty Million (50,000,000) shares of convertible non-voting common stock, $0.0001 par value per share (“Non-Voting Common Stock”), and (iii) Four Million Four Hundred Seventy Five Thousand Seventy Four (4,475,074) shares of Preferred Stock, $0.0001 par value per share (“Preferred Stock”).”

4.  This Certificate of Tenth Amendment to the Third Amended and Restated Certificate of Incorporation shall be effective immediately upon filing with the Delaware Secretary of State.

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IN WITNESS WHEREOF, Jaguar Health, Inc. has caused this Certificate of Tenth Amendment to the Third Amended and Restated Certificate of Incorporation to be signed by Lisa A. Conte, its President and Chief Executive Officer, this 20th day of April, 2026.

JAGUAR HEALTH, INC.
A Delaware corporation

By:	/s/ Lisa A. Conte
Name:	Lisa A. Conte
Title:	President and Chief Executive Officer